Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 17, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.031465 per unit, payable on March 13, 2015, to unit holders of record on February 27, 2015.

This month’s distribution decreased from the previous month due to continued declining pricing for both oil and gas and continuation of substantial capital expenditures for the 2014 program on the Waddell Ranch.

Production for the Trust’s allocated portion of the Waddell Ranch was a negative (19,797) barrels of oil and a negative (81,426) Mcf of gas. These allocated volumes were significantly impacted by the substantial increase in the capital expenditures and the reduced pricing of both oil and gas. The average price for oil was $56.89 per bbl and for gas was $4.72 per Mcf. For the Trust’s Texas Royalty Properties allocation, oil production was 27,023 barrels of oil and gas production was 32,816 Mcf. The average price for oil was $60.35 per bbl and for gas was $6.39 per Mcf.

This would primarily reflect production for the month of December for oil and the month of November for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties Volumes		Net to Trust Sales Volumes		Average Oil(per bbl)	Price Gas(perMcf)
	Oil(bbls)	Gas(Mcf)	Oil(bbls)	Gas(Mcf)
Current Month
Waddell Ranch	83,605	321,310	(19,797)	(81,426)	$56.89	$4.72	**
Texas Royalty Prop	28,446	34,543	27,023	32,816	$60.35	$6.39	**

Prior Month
Waddell Ranch	75,505	378,201	(13,209)	(72,641)	$69.69	$4.55	**
Texas Royalty Prop	27,646	38,914	26,264	36,968	$70.07	$7.03	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During December 2014, two of the 2014 workover wells were completed and producing. There were six new wells of the 2014 program completed in the month of December. Capital expenditures were approximately $2,892,749. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be 10 vertical wells, 2 horizontal wells, 10 recompletions, and various facilities projects. The workover/recompletions have started and will last through the year with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year. The results of the 2013 and 2014 budget will be discussed more fully in the upcoming Form 10-K filing.

The 2014 tax information packets are expected to begin mailing directly to unitholders in early March 2015. A copy of Permian’s 2014 tax information booklet is expected to be posted on Permian’s website by March 1, 2015. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are now updated on Permian’s website for 2014 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free –1.855.588.7839